Exhibit 10.09

                                   TERM SHEET

     Set forth below are the principle terms and conditions upon which TPR Group, Inc., a Delaware corporation ("TPRG"), proposes to provide capital and other resources to InterActive, Inc., a South Dakota corporation (the "Company"), in connection with the contemplated reorganization of the Company through a voluntary compromise with creditors course of action (the "Reorganization"):

     1. Subject to the fulfillment of each of the conditions set forth below to the satisfaction of TPRG, in its sole discretion, TPRG, perhaps with several other individuals and entities, would purchase an aggregate of 2,000,000 shares of a new series of the Company's preferred stock (the "Series B Preferred Stock") on the terms and for the consideration set forth below:

          (a) TPRG would pay, in cash, in the name and on behalf of the Company, up to $50,000, for the following purposes:

               (i) Payment of legal and accounting fees and expenses incurred and to be incurred in connection with the proposed Reorganization;

               (ii) Payment of up to $15,000, over the 3-month period ending February 23, 1999 (the "Reorganization Period"), to Robert Stahl, in consideration of his continuing services as the President of the Company and implementing the proposed Reorganization, all as more particularly outlined in a separate letter agreement with Mr. Stahl; and

               (iii) Payment of the reasonable continuing costs incurred by the Company during the Reorganization Period (i.e., staff, rent, utilities, postage, etc.) to the extent sales of SoundXchanges by the Company do not generate the necessary funds.

          (b) The Series B Preferred Stock would have an initial liquidation preference of $.15 per share, would be convertible at the option of the holder at the rate of 10 shares of the Company's Common Stock for each share of Series B Preferred Stock, would be entitled to elect 3 of 5 directors of the Company and to vote along with the holders of the Company's Common Stock on all other matters, with the right to cast that number of votes per share of Series B Preferred Stock as is equal to the number of shares of Common Stock into which each share of Series B Preferred Stock is then convertible, and would contain standard conversion price adjustment provisions to reflect stock splits, stock dividends and the like.

     2. In addition to purchasing the Series B Preferred Stock, TPRG would use its best efforts during the Reorganization Period to assist the officers and directors of the Company, in such manner as TPRG determines to be necessary or desirable and appropriate, in its sole discretion, in implementing and consummating the proposed Reorganization.


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     3.     Assuming  that  the  proposed  Reorganization  can  successfully  be consummated, TPRG would use its best efforts to assist the officers and directors of the Company, in such manner as TPRG determines to be necessary or desirable and appropriate, in its sole discretion, in (a) developing a technical consulting service business, and (b) developing and/or acquiring such other business or businesses as the officers and directors of the Company, in consultation with TPRG, deem desirable and appropriate. In addition, TPRG would contribute to the capital of the Company the indebtedness in the principal amount of $289,440 currently owed by the Company to TPRG which is secured by a first lien against all of the Company's assets.

     4. It is contemplated that the Reorganization would consist of the following primary components:

          (a)     Offer  to  Creditors.
                  ---------------------

               (i) The Company would offer each of the creditors of the Company identified on the listing attached hereto as Exhibit B the right to receive one (1) share of the Company's Common Stock for each $1.00 owed to such creditor as reflected on Exhibit B, to be delivered at the Closing.

               (ii) Torrey Pines Research, to which the Company currently owes $500,000 plus accrued but unpaid interest, shall agree to exchange such debt for 600,000 shares of a second series of the Company's preferred stock (the "Series C Preferred Stock") upon satisfaction of each of the conditions specified in Exhibit A attached hereto. The Series C Preferred Stock will have an initial liquidation preference of $1.00 per share and will be convertible at the option of the holder at the rate of 10 shares of the Company's Common Stock for each share of Series C Preferred Stock. The Series C Preferred Stock will be redeemable by the Company, in whole or in part, at a price of $1.00 per share upon request of the holder given at any time after the expiration of one full year from the date the Series C Stock is issued provided that: (1) the Company has net income before taxes for the previous fiscal year end as reported on audited statements filed with the SEC; and (2) at the date of the redemption, the Company has sufficient cash on hand so that after the redemption, cash plus accounts receivable will exceed accounts payable and other current liabilities payable in cash. Series C Preferred Shareholders will be entitled to vote along with the holders of the Company's Common Stock on all matters, with the right to cast that number of votes per share of Series C Preferred Stock as is equal to the number of shares of Common Stock into which each share of Series C Preferred Stock is then convertible, and would contain standard conversion price adjustment provisions to reflect stock splits, stock dividends and the like.

          (b)     Implementation.  It  is  contemplated  that  the  offer  to
                  ---------------
creditors  outlined  in  paragraph  4(a)  above would be implemented as follows:


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               (i)     Within  ten (10) business days following the finalization
hereof and acceptance of such final terms and conditions by the Company, TPRG and the officers and directors of the Company would work together to develop and mail the documentation necessary to communicate the offer to creditors;

               (ii) Robert Stahl, with the assistance of the other officers and directors of the Company as necessary, would directly contact each creditor owed $1,000 or more to encourage acceptance of the offer;

               (iii) Among other things, consummation of the Reorganization will be conditioned upon acceptance of the offer by creditors holding at least 95% of all of the indebtedness of the Company reflected on Exhibit B; and

               (iv) Following consummation of the Reorganization, except the indebtedness of the Company to the State of South Dakota which is to survive the Reorganization, the debts, obligations and liabilities of the Company shall not exceed 5% of the aggregate amount reflected on Exhibit B, all of which shall be and remain subject to applicable statutes of limitations on actions to be brought by creditors on account thereof.

          (c)     Closing.  Consummation  of the Reorganization would occur at a
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Closing  to be held within three business days following the satisfaction of all conditions precedent thereto set forth herein, and such other conditions as TPRG, in its sole discretion, shall deem to be necessary or desirable and appropriate. Without limiting the generality of the foregoing, the Closing shall be conditioned upon a determination by TPRG, in its sole discretion, that the transactions contemplated as part of the proposed Reorganization will not constitute a "change in control" for purposes of Section 382 of the Internal Revenue Code which would limit the use by the Company of its net operating loss carry-forwards from and after the Closing.

          (d)     Confidentiality.  During  the  period  between the date hereof
                  ----------------
and the Closing, each the Company shall give to TPRG and its authorized representatives full access, during reasonable business hours, in such a manner as not unduly to disrupt normal business activities, to any and all of the Company's premises, properties, contracts, books, records and affairs, and shall cause the Company's officers to furnish any and all data and information pertaining to the Company's business that TPRG or its representatives may from time to time reasonably require. The Closing will be conditioned upon verification by TPRG that the assets and liabilities, and the prospects and condition, financial and otherwise, of the Company are as have been represented to TPRG. Unless and until the transactions contemplated by this letter have been consummated, neither the Company or any of its officers and directors, one the one hand, nor TPRG or any of its officers and directors, on the other hand, shall make any announcement or other disclosure with respect to the receipt or acceptance of this Term Sheet, or the transaction proposed herein, or the closing of the transactions contemplated hereby, without the consent of the other party (which shall not unreasonably be withheld), and each shall hold in confidence all information obtained from the other. In the event that the


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transactions contemplated hereby are not consummated, each party shall return to the other all documents so obtained. This obligation of confidentiality shall not extend to any information which is shown to have previously been (i) known to the party receiving it, (ii) generally known to others engaged in the trade or business of the party receiving it, (iii) part of public knowledge or literature, or (iv) lawfully received from a third party not having a duty of confidentiality.

     5. Beginning immediately upon acceptance of the final terms and conditions hereof by the parties and continuing until the Closing, neither party shall entertain, negotiate or discuss with any third party, directly or indirectly, at any time between the date hereof and the Closing, any possible business combination, sale or assets or stock, or other transaction which is inconsistent with the transactions contemplated hereby.

     If each of the members of the Board of Directors of the Company (other than Mr. Hanson) is in agreement with the terms and conditions set forth above, please so indicate by signing this Term Sheet where indicated below, and by causing this Term Sheet to be signed on behalf of the Company as indicated below.

Dated:  December 4, 1998

                                          TPR  GROUP,  INC.,
                                          A  Delaware  corporation

                                          By: /S/ William J. Hanson, President
                                              --------------------------------
                                                  William J. Hanson, President


AGREED  TO  AND  ACCEPTED,
this 4th day of December 1998:



------------------------
Russell Pohl

                                          INTERACTIVE  INC.
------------------------
Gary  Kappenman

                                          By:
                                              --------------------------------


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                                    EXHIBIT A
                                       to
                                   Term Sheet


     It is understood and agreed that Torrey Pines Research, Inc. would have no obligation to exchange stock for indebtedness owed by the Company to Torrey Pines Research, Inc. which is referred to in paragraph 4(a)(ii) of the Term Sheet unless and until each of the following conditions have been satisfied:

     1. At least 18 months shall have expired since the consummation of the Reorganization as contemplated by paragraph 4(b)(iii) of the Term Sheet;

     2. The Company shall not be or have become subject to any obligations or liabilities existing as of the consummation of the Reorganization other than those expressly contemplated by paragraph 4(b)(iv) of the Term Sheet;

     3. The Company's common stock shall have been publicly traded for at least the 180-day period immediately preceding the date on which the indebtedness is to be contributed; and

     4. The Company shall have publicly reported positive net income for at least two full quarters prior to the date on which the indebtedness is to be contributed.


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